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                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT, made this 18th day of July, 2000, by and between SHILOH INDUSTRIES, INC. DICKSON MANUFACTURING DIVISION, a Tennessee corporation, ("Buyer"), and A.G. SIMPSON (TENNESSEE) INC., a Tennessee corporation, ("Seller").

                              W I T N E S S E T H:

          WHEREAS, Buyer desires to purchase and Seller desires to sell to Buyer all right, title and interest of Seller in and to the Purchased Assets used by the Seller in the operation of the Business; and

         WHEREAS, Buyer and Seller desire to enter into this Agreement to set forth the terms and conditions on which the Purchased Assets will be sold by Seller to Buyer.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I

         PURCHASE AND SALE OF ASSETS; ASSUMPTION OF  SPECIFICALLY IDENTIFIED
         ------------------------------------------  -----------------------
LIABILITIES
-----------


         1.01 PURCHASE AND SALE OF ASSETS OF SELLER. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign and transfer to Buyer free and clear of any and all liens, encumbrances and restrictions (other than Permitted Encumbrances), and Buyer hereby


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agrees to purchase from Seller, on the Closing Date, but with effect as of the
Effective Time, all of Seller's unencumbered and free and clear (other than Permitted Encumbrances) right, title and interest in the property and assets used and/or owned by Seller in connection with the Business (other than the "Excluded Assets"), tangible or intangible and wheresoever situated, (collectively, the "Purchased Assets), including the following property and assets of the Seller:

         (a) MACHINERY, EQUIPMENT, ETC. All machinery, equipment, office furniture, furnishings and supplies, fixtures, computer equipment and hardware, trade fixtures, service parts, presses, special machinery, motor vehicles, and other operating equipment and machinery (including repair and maintenance parts), including such of the foregoing as are identified in Schedule 1.01(a) (the "Machinery and Equipment").

         (b) INVENTORY. All inventories of Seller, other than inventories related to the Nissan Bumper Business, wherever located or in transit or held by other persons, including raw materials, work-in-process and finished goods and assemblies (the "Inventory").

         (c) ACCOUNTS RECEIVABLE. All of the outstanding accounts and trade receivables of Seller (excluding, however, receivables and all reserves related to the Nissan Bumper Business and any and all intercompany, Affiliates or related company receivables and reserves) including all receivables relating to tooling and dies ("Accounts Receivable").

         (d) PREPAID EXPENSES. All prepaid items and expenses, including deposits for security under the Lease, or any personal property leases, or other deposits for advances, including employee advances and all refunds or payments thereof ("Prepaid Expenses").

         (e) TOOLING, DIES AND TOOLING INVENTORY AND DIE WORK-IN-PROCESS. All tooling and dies of every kind, wherever located, and all jigs, fixtures, special tooling machinery and other related assets, wherever located, including all tooling and die work-in-process and/or finished


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goods of the Seller wherever located other than (i) the tooling and die inventories, work-in-process and finished goods which are related to the Nissan Bumper Business, and (ii) the customer tooling described in Schedule 1.03(c) (the "Tooling Inventory").

         (f) INTELLECTUAL PROPERTY. All right, title and interest of Seller in and to its intellectual property including all patents, patent licenses, patent applications, trade secrets, know-how and copyrights industrial design rights, and all other intellectual property used in or relating to the Business, and all applications, registrations, renewals, modifications and extensions thereof, including such of the foregoing as are identified on Schedule 1.01(f), but excluding the software described in Schedule 1.03(g) (the "Transferred Intellectual Property").

         (g) ENGINEERING INFORMATION. All shop drawings, specifications, tool drawings, blueprints, engineering data, surveys, technical drawings, equipment manuals, test data, manufacturers' warranty information and other like documents relating to the Business, including past and current products and prototype developments and drawings which are in the possession of Seller.

          (h) PERMITS. Any and all currently issued and effective governmental licenses, permits and approvals of the Seller related to the Business and/or the Leased Property or necessary for the conduct of the Business (whether issued by any federal, state or local governmental entity, or other jurisdiction or instrumentality, foreign or domestic) to the extent that the same are transferable or assignable, including such of the foregoing as are identified in
Schedule 1.01(h) (the "Permits").

         (i) CONTRACTS. All rights of Seller under the Contracts relating to and necessary for the Business, which have, in each case a future payment obligation after the Effective Time of Twenty-Five Thousand Dollars ($25,000) or less, and which are not otherwise specifically



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identified in Schedules 1.01(i) or 1.04(c); and the specifically identified
Material Written and/or Oral Assigned Contracts with third parties and the third party software licenses identified in Schedules 1.01(i) or 1.04(c) (the "Assigned Contracts").

         (j) DOCUMENTS AND RECORDS. All of the books and records (other than those required by law to be retained by Seller, copies of which will be made available to Buyer) relating to the Purchased Assets, including business records, financial, manufacturing and purchase records, customers and suppliers lists, repair and warranty records, manuals, correspondence and literature, production and inventory records, sales records and advertising literature, documents relating to the ownership, use, possession, maintenance, or repair of any of the Purchased Assets and the Leased Property, such as maps, construction, maintenance and repair records and files, bills of material, production routings, cost records, inspection records, inventory records, payroll and personnel records (with such employees' prior written consent where legally required and in all cases only to the extent permitted by law) correspondence with customers and suppliers, and all sales representative, agent or distribution contracts related to the Business.

         (k) LEASED REAL PROPERTY. All right, title and interest in and to (i) the lease agreement dated as of June 14, 1993 between the Seller and the Industrial Development Board of the County of Dickson, Tennessee (the "Landlord") as amended (the "Lease), in respect to the leased property as described in Schedule 1.01(k) (the "Leased Property"), together with all leasehold improvements, fixtures, appurtenances, rights, easements, rights-of-way, tenements and hereditament incident to the Leased Property, and
(ii) the oral month to month lease arrangement between Seller and Nashville Warehousing Company (the "Warehouse Lease"). Upon assignment of the Lease, the Buyer shall arrange for a leasehold owners title insurance policy applicable to the Leased Property to be issued by Old Republic National Insurance Company in



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the amount of Twelve Million Dollars ($12,000,000). Any and all exceptions and/or encumbrances set forth in said applicable policy (other than the Permitted Encumbrances) shall be acceptable to the Buyer in its reasonable discretion.

         (l) TOOLING RECEIVABLES. All right, title and interest in certain obligations of customers of the Business to pay for tooling, which obligations will not be invoiced until after the tooling is accepted by such customers and which obligations have further been confirmed by such customers in a manner acceptable to the Buyer and the Seller (the "Tooling Receivables").

         (m) GOODWILL. All goodwill of the Business.

         1.02 NONASSIGNABLE CONTRACTS. Certain Contracts set forth in Schedule 1.01(i) may be nonassignable under their terms except with the consent of a party other than Seller (collectively, the "Nonassignable Contracts"). Seller agrees to use its best efforts to facilitate such assignment and assumptions and to obtain such consents as are necessary or appropriate to afford Buyer the full benefit of such Nonassignable Contracts. In the event that any such consent is not received by Seller on or before the Closing Date, Seller shall enter into such arrangements with Buyer as shall afford, to the extent permissible under such Nonassignable Contracts, to Buyer the benefits of said Nonassignable Contracts, conditioned upon the assumption by Buyer of any and all subsequent obligations thereunder, upon terms substantially similar to those existing on the date next preceding the Closing Date.

         1.03 EXCLUDED ASSETS. The Purchased Assets shall not include any of the following property and assets of Seller (collectively, the "Excluded Assets"):

         (a) CASH. All cash, certificates of deposit and similar cash equivalents or investment instruments, whether on hand or in banks or other depositories.



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         (b) PENSION AND GROUP BENEFIT PLANS. All rights and interests in and to any of the Plans or the Benefit Programs or Agreements and any related assets, trusts or insurance policies;

         (c) CUSTOMER TOOLING. All right, title and interest in and to the customer tooling described in Schedule 1.03(c).

         (d) INSURANCE. All rights and interests in and to any insurance policies owned by Seller, including any amounts in respect of prepaid insurance.

         (e) TAX REFUNDS AND INSTALLMENTS. All Tax installments paid by Seller or any of its Affiliates and the right to receive any refund of amounts (including interest and penalties, if any) paid by Seller in respect of Taxes.

         (f) LITIGATION CLAIMS. All litigation and arbitration claims and counterclaims by Seller or Seller's right to counterclaim against a pending claim as at the Effective Time, other than for purpose of enforcing Accounts Receivables.

         (g) CERTAIN SOFTWARE LICENSES. All rights and interest in the software licenses described in Schedule 1.03(g).

         (h) MINUTE BOOKS AND TAX RECORDS. All records relating to the constitution or organization of Seller or any of its Affiliates as corporate entities and all records of Seller or any of its Affiliates relating to Taxes and tax returns.

         (i) CERTAIN LEASE. All right, title and interest of Seller in the Meritex Lease.

         (j) NAME. All right, title and interest to the name "A.G. Simpson" or "A.G. Simpson Tennessee", "AGS" or any derivation or combination thereof and all stationery, invoices, cheques, order forms and other similar documentation on which such name or part thereof appears.



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         (k) OTHER BUSINESS ACTIVITIES. All right, title and interest to the property and assets of Seller relating to the Nissan Bumper Business, but only to the extent such property or assets are listed on Schedule 1.03(k).

         (l) CERTAIN RIGHTS. All right, title and interest in the chose in action set forth in Schedule 1.03(l) (the "Excluded Rights").

         (m) RIGHTS UNDER THIS AGREEMENT. Any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

         1.04 SPECIFICALLY IDENTIFIED LIABILITIES ASSUMED. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to pay, fulfill, discharge, perform and satisfy from and after the Effective Time, when due, owing and lawfully payable the following specific and identified liabilities and obligations of Seller (the "Assumed Liabilities"):

         (a) All obligations and liabilities of the Seller under or in respect of the Lease, the Warehouse Lease, the Assigned Contracts and the Permits.

         (b) The liabilities and obligations of the Seller properly accrued as short term liabilities of the Seller in the Closing Balance Sheet, including trade payables, accounts payable and accrued operating expenses of Seller (excluding however, all funded debt and/or bank indebtedness, accrued Taxes, all intercompany and/or Affiliates payables, all trade payables, accounts payable and all accrued expenses related to the Nissan Bumper Business and/or the tooling, fixtures, inventories, machinery and other assets related thereto).

         (c) The capital expenditure liabilities and obligations of the Seller set forth on Schedule 1.04(c), other than those capital expenditure liabilities and obligations set out in Schedule 1.04(c) which have been paid for or accrued by the Seller in the Closing Balance Sheet.


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         1.05 PURCHASE PRICE AND CONSIDERATION.

         (a) The purchase price payable by Buyer to Seller for the Purchased Assets (the "Purchase Price") shall be $47,919,500, as adjusted by the Working Capital Adjustment pursuant to Section 2.01 and the Additional Program and Capital Adjustment, if any, pursuant to Article X.

         (b) On the Closing Date, subject to the withholding of funds as set forth in Sections 1.05(c) and (d), Buyer shall (i) pay to Seller in immediately available U.S. funds by wire transfer to Toronto Dominion Bank, 55 King Street, W., Toronto, Ontario M5K 1N2, Bank ID 0004, Branch No. 01020, Account No. 00690-7324627 for the account of Seller, an amount equal to the amount by which $47,919,500, less the Additional Program and Capital Adjustment, if any, exceeds the sum of (A) any amount paid by Seller to the Escrow Agent pursuant to Section 1.05(c), (B) the amount held by the Escrow Agent pursuant to Section 1.05(d), and (ii) assume the Assumed Liabilities of the Seller specifically identified and assumed hereunder. The Seller and the Buyer shall mutually agree to allocate the Purchase Price among the Purchased Assets and to report the sale and purchase of the Purchased Assets for federal, state and local tax purposes in a manner consistent with such allocation.

         (c) At least two (2) Business Days prior to the Closing Date, Seller shall notify the Buyer of the estimated amount of Closing Working Capital (the "Estimated Working Capital"). If the Estimated Working Capital is (i) greater than the Initial Working Capital (being $10,804,000), the Buyer shall pay the amount of the difference, and (ii) less than the Initial Working Capital, the Seller shall pay the amount of the difference, at the Closing (the "Working Capital Escrow Amount") to SunTrust Bank as a third party escrow agent (the "Escrow Agent") as security for the potential obligation of the Buyer or the Seller, as the case may be, for the



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Working Capital Adjustment. The funds shall be held by the Escrow Agent pursuant to the terms and conditions of the working capital escrow agreement in the form attached hereto as Exhibit 1.05(c) (the "Working Capital Escrow Agreement"), in a separate interest bearing account until disbursement as determined in accordance with Article II of this Agreement.

         (d) As security for Seller's potential indemnification obligations under this Agreement, at the Closing, Buyer shall withhold and pay Two Million Five Hundred Thousand Dollars ($2,500,000) of the Purchase Price (the "Indemnification Escrow Amount") to the Escrow Agent. The Indemnification Escrow Amount shall be held by the Escrow Agent pursuant to the terms and conditions of the indemnity escrow agreement in the form attached hereto as Exhibit 1.05(d) (the "Indemnification Escrow Agreement"), in a separate interest bearing escrow account. Unless a Claim of indemnity by Buyer against Seller is pending pursuant to Article XII of this Agreement and the Indemnification Escrow Agreement, One Million Two Hundred Fifty Thousand Dollars ($1,250,000) of the Indemnification Escrow Amount shall be released to the Seller on the first anniversary of the Closing Date and the balance shall be released on the second anniversary of the Closing. All interest accrued on the Indemnification Escrow Amount shall be paid to Seller pursuant to the terms of the Indemnification Escrow Agreement. The Indemnification Escrow Amount held by the Escrow Agent for the benefit of the Buyer pursuant to this Section 1.05(d) shall not limit the indemnification obligations of Seller under this Agreement.

         1.06 EXCLUDED LIABILITIES. It is expressly understood and agreed between the Buyer and the Seller that, unless specifically listed as Assumed Liabilities of the Seller pursuant to Section 1.04, Buyer is not assuming, and Seller shall remain liable for and shall hold harmless



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and indemnify Buyer for any and all other liabilities, contingencies and obligations of the Seller, whether or not accrued (the "Excluded Liabilities").

         1.07 CLOSING.

         (a) The Closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Baker, Donelson, Bearman & Caldwell, 1700 Nashville City Center, 511 Union Street, Nashville, Tennessee 37219, on August 28, 2000 at 10:00 a.m. (Nashville time).

         (b) At the Closing, Seller will deliver or cause to be delivered to Buyer (i) duly executed Bill of Sale in the form attached hereto as Exhibit 1.07(b), (ii) assignment and assumption of all Transferred Intellectual Property and all applications therefor which are related to the Business, (iii) assignment and assumption of Assigned Contracts and Permits, (iv) all such other deeds, certificates of title, endorsements, assignments and other instruments of conveyance as, in the opinion of Buyer's counsel, are reasonably necessary to vest in Buyer such good and marketable title (subject to the Permitted Encumbrance) to the Purchased Assets as is required to be transferred to Buyer pursuant to this Agreement, (v) assignment and assumption of the Lease and the Warehouse Lease; and (vi) all other documents required to be delivered by Seller to Buyer at or prior to the Closing in connection with the transactions contemplated by this Agreement.

         (c) At the Closing, (i) the Buyer shall pay to the Seller the Closing Date payment referred to in Section 1.05(b), and (ii) Seller shall deliver to Buyer all previously undelivered documents required to be delivered by Buyer to the Seller at or prior to the Closing.

         1.08 TRANSFER TAXES. The Buyer shall be liable for and shall pay any and all federal, state and local sales taxes (including retail sales tax), transfer taxes, duties, fees or other like



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charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets, by Seller to Buyer (the "Transfer Taxes").


                                   ARTICLE II

                           WORKING CAPITAL ADJUSTMENT
                           --------------------------

         2.01 WORKING CAPITAL ADJUSTMENT.

         (a) After the Closing, the Purchase Price shall be adjusted downward (or upward) ("Working Capital Adjustment") in the event that the Closing Working Capital of the Seller, as reflected on the Working Capital Statement is less (or more) than the Initial Working Capital of the Seller as reflected on the Initial Working Capital Statement attached hereto as Schedule 2.01. The Working Capital Adjustment shall be calculated and based upon the difference between the amount of the working capital of the Seller reflected on the Initial Working Capital Statement and the Working Capital Statement. The audit shall be based on the books and records of Seller and shall be performed by Buyer and its independent auditors as hereinafter provided, at Buyer's expense. The Closing Balance Sheet and the Working Capital Statement shall be prepared in accordance with generally accepted accounting principles and methods applied on a consistent basis without giving effect to any purchase accounting adjustment required by reason of or related to the transaction contemplated by this Agreement. Seller shall make available to Buyer and Buyer's independent auditors, work papers of Seller and its accountants for their review of the Initial Working Capital Statement and the preparation of the Working Capital Statement. For purposes of the Working Capital Adjustment, the parties have agreed that any provision for doubtful accounts will be determined on a specific account basis in accordance with generally accepted accounting principles.



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         (b) During the forty-eight (48) hours immediately prior to the Closing
Date, representatives of Buyer and Seller shall conduct a physical count of the Purchased Assets described in Schedule 1.01(a) and the Inventory on hand at the Plant for purposes of assisting Buyer's auditors to establish the Closing Working Capital of the Seller.

         (c) Buyer shall permit Seller and other authorized representatives of Seller to have all such access to the Purchased Assets and the premises of the Business as may be reasonably necessary to enable Seller and such authorized representatives to observe the audit procedures.

         (d) Within thirty (30) days after the Closing Date, the Buyer shall cause its independent auditors to prepare and deliver to the Seller a statement determined from the Closing Balance Sheet (the "Working Capital Statement"), setting forth the Closing Working Capital, including a summary of the basis upon which the Closing Working Capital and the Working Capital Adjustment were calculated. Without limiting the generality of the preceding sentence, the Working Capital Statement shall include (i) an itemized breakdown of the Closing Working Capital, (ii) a summary of the basis upon which the Closing Working Capital was calculated, and (iii) a report of the auditor certifying the Closing Working Capital. Prior to the delivery to Seller of the Working Capital Statement in final form, a draft of the Working Capital Statement shall be provided by Buyer to Seller for its comments and the Buyer, the Buyer's auditors and the Seller shall endeavor in good faith to resolve any differences which they may have in respect of the draft Working Capital Statement prior to the delivery of the final Working Capital Statement. To the extent that Buyer and its auditors may reasonably anticipate, in the course of preparing the Working Capital Statement, that there may be material uncertainties or matters of interpretation in the determination of the Closing Working Capital, Buyer and its auditors shall attempt in good



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faith to discuss such matters with Seller prior to completing and delivering the final Working Capital Statement.

         (e) Seller shall have a period of fifteen (15) days immediately following the receipt of the Working Capital Statement to review the same. For purposes of such review, Buyer shall, and shall cause its auditors to, permit Seller and its accountants and other authorized representative of Seller to examine all related working papers, trial balances and similar materials used or prepared in the course of determination of the Working Capital Statement. During such fifteen (15) day period, Buyer will upon request provide the Seller and its accountants with access, not unreasonably interfering with the operations of the Business, during normal business hours, to the personnel, properties, books and records of the Business. The Working Capital Statement shall become final and binding upon the parties on the sixteenth (16th) day following delivery thereof unless the Seller gives written notice to the Buyer of its disagreement with the Working Capital Statement and/or any matters therein (a "Notice of Disagreement") prior to such date. If no Notice of Disagreement is given by Seller to Buyer within such fifteen (15) day period, the Working Capital Statement shall be deemed to have been approved and accepted by Seller as of the last day of such fifteen (15) day period. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is delivered by the Seller within such fifteen (15) day period, then the Working Capital Statement (as revised, if at all, in accordance with this Section 2.01(e)), shall become final and binding upon the parties on the earlier of (X) the date the parties resolve in writing all differences they have with respect to any matter specified in the Notice of Disagreement or (Y) the date all matters in dispute are finally resolved by the Expert (the date on which the Working Capital Statement so becomes final and binding being hereafter referred to as



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the "Final Determination Date"). The Buyer and the Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any matters specified in such Notice of Disagreement within fifteen (15) days immediately following the delivery of a Notice of Disagreement. During such period, Buyer and Seller shall have access to the other's working papers prepared in connection with the Working Capital Statement and the Notice of Disagreement, as the case may be.

         (f) If Buyer and Seller cannot resolve all matters in dispute as reflected in the Notice of Disagreement within such fifteen (15) day period, all unresolved matters shall be submitted to the Nashville, Tennessee office of Arthur Andersen & Co. The accounting firm shall designate one of its partners (the "Expert"), acting as an expert and not as an arbitrator, to determine the matter(s) in dispute as reflected in the Notice of Disagreement. The Expert shall be given access to all materials and information reasonably requested by it for such purposes, including all working papers, schedules and other documentation used or prepared in the course of the determination of the Working Capital Statement. Buyer and Seller may make written representations or submissions to the Expert in respect of the matters in dispute as reflected in the Notice of Disagreement. Copies of such representations or submissions shall be provided to the other party and an opportunity provided for the other party to respond to such representations or submissions. Buyer and Seller, at their option, may jointly direct the Expert to limit, in such manner as may be specified in such direction, its procedures for independent verification of any matters relevant to the issues and dispute as reflected in the Notice of Disagreement. The Expert shall be instructed to make a decision within fifteen
(15) days of being appointed and may accept Buyer's or Seller's position in regard to the Closing Working Capital, or may determine that the Closing Working Capital is any amount falling between such positions, but shall not determine



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that the Closing Working Capital is an amount greater than the higher working capital, or less than the lower working capital contended for by the parties. The decision of the Expert with respect to all matters in dispute (including all procedural matters and any decision as to cost) shall be final and binding on the parties and shall not be subject to appeal or judicial review by either party, provided that this shall not preclude either party from enforcing the decision of the Expert in a court of law. The fees and expenses of the Expert shall be borne equally by Buyer and Seller. The final Working Capital Statement shall be modified to the extent required to give effect to the Expert's determination and shall be deemed to have been approved as of the date of such determination.

         The Working Capital Statement, as may be amended in accordance with this Section 2.01(f) shall be final and binding on Buyer and Seller for the purpose of determining the adjustment of and calculating the relevant portions of the Working Capital Adjustment.

         2.02 PAYMENT OF WORKING CAPITAL ADJUSTMENT. Within three (3) days after the expiry of the 15-day period referred to in Section 2.01(e), to the extent that the relevant Working Capital Statement has not been disputed by Seller, payment of any adjustment in respect of the relevant working capital amount shall be made as follows and, to the extent of any such dispute, any adjustment payment shall be made as follows within three Business Days after the relevant Final Determination Date:

         (a) In the event that the Buyer contributed to the Working Capital Escrow Amount pursuant to Section 1.05(c):

                  (i) if the Closing Working Capital exceeds the Initial Working Capital, and

                           (A) the Working Capital Escrow Amount is greater than the amount of the Working Capital Adjustment, the Seller and Buyer shall jointly



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                                    authorize the Escrow Agent and the Escrow
                                    Agent shall pay to the Seller from the
                                    Working Capital Escrow Amount the amount of the Working Capital Adjustment, together with the pro rata share of the interest accrued thereon, and the Escrow Agent shall pay to the Buyer the remaining balance of the Working Capital Escrow Amount, together with the pro rata share of the interest accrued on such balance, and

                           (B) the Working Capital Escrow Amount is less than the amount of the Working Capital Adjustment, the Seller and the Buyer shall jointly authorize the Escrow Agent and the Escrow Agent shall pay to the Seller from the Working Capital Escrow Amount the full amount of the Working Capital Escrow Amount and the Buyer shall immediately pay to the Seller the remaining balance of the Working Capital Adjustment (in addition, the Seller shall receive all accrued interest on the Working Capital Escrow Amount and the amount of such accrued interest shall not be deducted from the balance of the Working Capital Adjustment to be paid by Buyer to Seller); and

                  (ii) if the Initial Working Capital exceeds the Closing Working Capital, the Seller shall pay to the Buyer an amount equal to the Working Capital Adjustment, and the Seller and Buyer shall authorize the Escrow Agent and the Escrow Agent shall pay to the Buyer from the Working Capital


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                           Escrow Amount the full amount of the Working Capital
                           Escrow Amount, together with all interest accrued thereon.

         (b) In the event that the Seller contributed to the Working Capital Escrow Amount pursuant to Section 1.05(c):

                  (i) if the Closing Working Capital exceeds the Initial Working Capital, the Buyer shall pay to the Seller an amount equal to the Working Capital Adjustment, and the Seller and Buyer shall jointly authorize the Escrow Agent and the Escrow Agent shall pay to the Seller from the Working Capital Escrow Amount the full amount of the Working Capital Escrow Amount, together with the interest accrued thereon; and

                  (ii) if the Initial Working Capital exceeds the Closing Working Capital, and

                           (A) the Working Capital Escrow Amount is greater than the amount of the Working Capital Adjustment, the Seller and Buyer shall jointly authorize the Escrow Agent and the Escrow Agent shall pay to the Buyer from the Working Capital Escrow Amount the amount of the Working Capital Adjustment, together with the pro rata share of the interest accrued thereon, and the Escrow Agent shall pay to the Seller the remaining balance of the Working Capital Escrow Amount, together with the pro rata share of the interest accrued on such balance, and

                           (B) the Working Capital Escrow Amount is less than the amount of the Working Capital Adjustment, the Seller and the Buyer shall jointly authorize the Escrow Agent and the Escrow Agent shall pay to the

                                    Buyer from the Working Capital Escrow Amount the full amount of the Working Capital Escrow Amount and the Seller shall immediately pay to the Buyer the remaining balance of the Working Capital Adjustment (in addition, the Buyer shall receive all accrued interest on the Working Capital Escrow Amount and the amount of such accrued interest shall not be deducted from the balance of the Working Capital Adjustment to be paid by Seller to Buyer).

         (c) All payments to be made hereunder by (i) the Seller to the Buyer shall be made by wire transfer in immediately available funds to Shiloh Industries, Inc., ABA number 041001039, for the account of the Buyer, account number 10990289, and (ii) the Buyer to the Seller shall be made by wire transfer in immediately available funds to the account set forth in Section 1.05(b).

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                  --------------------------------------------

         Seller represents and warrants to Buyer as follows and acknowledges that Buyer is relying on such representations and warranties in connection with its purchase of the Purchased Assets:

         3.01 CORPORATE ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Tennessee and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Seller has heretofore delivered to Buyer complete and correct copies of the Charter and By-Laws of Seller, as presently in effect. The Seller has no subsidiaries and is not a party to any type of joint venture agreement with a third party.

         3.02 AUTHORIZATION; ENFORCEABILITY. Seller has full corporate power and authority to enter into this Agreement and all agreements contemplated to be entered into in connection with this Agreement, and to carry out the transactions contemplated hereby and thereby. The Board of Directors and Shareholders of the Seller have taken (or will by Closing have taken) all action required by law, its Charter and By-Laws or otherwise to be taken by them to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement, and all agreements contemplated hereunder are and/or will be when executed valid and binding agreements of the Seller enforceable in accordance with their terms.

         3.03 NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Charter and By-Laws of the Seller or, to the knowledge of Seller, violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon the Purchased Assets under, any agreement or commitment to which Seller is a party or by which it is bound, or to which the Purchased Assets are subject.

         3.04 ACCOUNTS RECEIVABLE. All Accounts Receivables due or accruing to the Seller in connection with the Business are bona fide and, subject to an allowance for doubtful accounts that have been reflected on the books of the Seller in accordance with generally accepted accounting principles, collectible without set-off or counter claim. The Tooling Receivables are bona fide pursuant to agreements between the Seller and its applicable customers.

         3.05 INVENTORY. (a) Except as set forth in Schedule 3.05(a): (i) the Inventory to be sold to Buyer pursuant hereto does not include any material items that are slow moving, below standard quality or of a quality not useable or saleable in the ordinary and normal course of business, except for items of obsolete materials and materials of below-standard quality, all of which have been or will be written off or written down to fair market value prior to Closing; (ii) all Inventory not written off has been or will be priced at the lower of cost or market in accordance with generally accepted accounting principles; and (iii) the quantities of each type of Inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of the Business; and (iv) all Inventory is, to the Seller's knowledge, free in all material respects of any defect or other deficiency and meet, in all material respects, all required specifications of the customers of Seller and any federal, state, foreign and local code standards, if applicable, for such Inventory.

         (b) TOOLING INVENTORY AND WORK-IN-PROCESS. Except as set forth in
Schedule 3.05 (a) or (b), to the Seller's knowledge, all tooling, work-in-process or inventory related thereto is in all material respects free of any defect or other deficiency and meets, in all material respects, all required specifications of the customers of Seller and any federal, state, foreign and local code standards, if applicable, for such tooling inventory.

         3.06 INTERIM OPERATIONS. Since December 31, 1999, other than as disclosed in writing by Seller to Buyer and consented to by Buyer, the Business has been conducted by Seller only in the ordinary and usual course consistent with past practice and there have not been any material adverse changes in the Seller's financial condition, the Purchased Assets, the Business or the results of operations of the Seller since that date.

         3.07 TITLE TO PROPERTIES; ENCUMBRANCES. (a) Except as disclosed in
Schedule 3.07 (the "Permitted Encumbrances"), the Seller has good and valid title to all the Purchased Assets free and clear of any and all liens, restrictions and encumbrances whatsoever.

         (b) The Purchased Assets comprise all assets required for the continued conduct of the Business by the Buyer as conducted by the Seller on the Closing Date, other than certain administrative and managerial services provided to the Seller by A.G. Simpson (USA) Inc., and/or A.G. Simpson Automotive Inc., which services have been disclosed to the Buyer. The Lease has a valid and exercisable purchase option therein, and upon assignment of the Lease to the Buyer the purchase option under the Lease can be unconditionally exercised by the Buyer upon payment of One Hundred Dollars ($100.00). The Purchased Assets are in all material respects adequate for the purposes for which such Purchased Assets are currently used or held for use, and all material tangible Purchased Assets are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the knowledge of the Seller, there are no facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

         (c) To the knowledge of Seller, all material licenses or permits necessary for the operation of the Business as presently conducted, have been disclosed on Schedule 1.01(h).

         3.08 PLANT AND EQUIPMENT. To Seller's knowledge, the plants, structures and equipment of Seller, both leased and owned, are structurally sound with no defects and are in good operating condition and repair (subject to normal wear and tear) and are adequate for the uses to which they are being put. Except as is set forth in Schedule 3.08, Seller has not received notification that it is in violation of any applicable building, zoning, health or other similar law, ordinance or regulation in respect of the Plant, its structures or its operations and, to Seller's knowledge, no such violation exists, which in any such case or in the aggregate would be likely to have a material adverse effect on the Business, the Leased Property or the Purchased Assets.

         3.09 PATENTS, TRADEMARKS, TRADE NAMES, ETC. Seller owns, or is duly licensed or otherwise has the right to use, all Transferred Intellectual Property used in or necessary for the conduct of the Business as heretofore conducted. Schedules 1.01(f), 1.01(i) and 1.03(g) contain a complete list of (i) all patents and copyrights used by Seller for the Business, all applications therefor, and all licenses and other agreements relating thereto, and (ii) a complete list of all agreements relating to technology, know-how or processes which Seller is licensed or authorized to use by others. Seller has not received any notice of any adverse claim in respect of and to Seller's knowledge, no claims have been asserted by any person to the use or ownership of, any of the Transferred Intellectual Property challenging or questioning the validity or effectiveness of any such license or agreement set forth on Schedule 1.01(f), and Seller has no knowledge of any violation or infringement of any of its right in the Transferred Intellectual Property.

         3.10 LEASES. Except for the Lease attached as Schedule 3.10, the Meritex Lease and the Warehouse Lease, Seller is not and has not been a party to any lease in respect of any real property in connection with the Business. The Lease is in full force and effect, and to the Seller's knowledge, no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by Seller thereunder; and except for any consents required of the Landlord under the Lease, no consents of third parties are necessary to the consummation of the transactions contemplated by this Agreement or the assignment of the Lease. Seller further represents and warrants that upon assignment of the Lease to Buyer and the assumption by Buyer of the obligations of Seller thereunder, the Project (as defined in the Lease) will continue to be exempt from ad valorem taxation in the State of Tennessee, provided that Buyer makes all payment in-lieu-of taxes ("PILOT") required by the Lease.

         3.11 TAXES. Except as set out in Schedule 3.11, the Seller has duly filed all Tax reports and returns required to be filed by it and has duly paid all Taxes and other charges due from it by federal, state, local or foreign taxing authorities (including those due in respect of the properties, income, franchises, licenses, sales, use or payrolls of any of them); and there are no Tax liens upon the Purchased Assets, the Leased Property or any property or other assets of the Seller except liens for current taxes not yet due and payable. All Taxes required to be withheld by or on behalf of the Seller for periods ending after December 31, 1999, including those in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to the Business have been withheld and either duly and timely paid to the proper Governmental Authority or set aside in accounts for such purpose.

         3.12 CERTAIN CONTRACTS AND SCHEDULES. Schedules 1.01(i) and 1.04(c) describe all Assigned Contracts to which Seller is a party and in respect of which the aggregate amount to be paid in the future under any one such Assigned Contract exceeds $25,000 ("Material Written and/or Oral Assigned Contracts").

         The Seller has delivered or made available to the Buyer complete and correct copies of all Material Written Assigned Contracts, together with all amendments thereto, and has disclosed the existence of all Material Oral Assigned Contracts. Any Assigned Contract not specifically listed in Schedule 1.01(i) or 1.04(c) hereto has a future aggregate payment obligation of Twenty-Five Thousand Dollars ($25,000) or less, and was entered into in the ordinary course of the Business on an arm's length basis.

         Seller has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under and, (to the knowledge of Seller) is not in default in respect of any of the Assigned Contracts, except where such default or alleged default would not have a material adverse effect on the Business. All of the Assigned Contracts were entered into in the ordinary course of the Business and are in good standing and in full force and effect, and to the knowledge of Seller no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a default under any of the Assigned Contracts, except where such default or alleged default would not have a material adverse effect on the Business.

         3.13 EMPLOYMENT COMMITMENTS. Except as set forth in Schedule 3.13, all Assigned Contracts for employment or personal services are terminable, without liability or expense, by Seller on thirty (30) days' or less notice.

         3.14 INSURANCE. Seller has the Purchased Assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Closing Date. Seller, or one of its Affiliates for the benefit of Seller, maintains adequate product liability insurance in respect of the Business.

         3.15 LABOR MATTERS. Except as set forth in Schedule 3.15:

         (a) To Seller's knowledge, Seller complies in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice;

         (b) There is no unfair labor practice complaint against Seller pending before the National Labor Relations Board;

         (c) There is no labor strike, dispute, slowdown or stoppage actually pending or, to Seller's knowledge, threatened against Seller;

         (d) There have not been at any time within the last three (3) years any union-organized work stoppages or strikes at the locations owned or leased by the Seller relating to the Business;

         (e) The Seller is not a party to any collective bargaining agreements or union contracts; and

         (f) The Seller is not the subject of any pending or, to Seller's knowledge threatened, petition before the National Labor Relations Board to certify a union as a collective bargaining representative;

         (g) Prior to the Closing Date to the Seller's knowledge, no officers, managers or other senior or key employees of Seller are planning to terminate their relationships with Seller; and

         (h) To the knowledge of the Seller, the Seller is in compliance with the procedural requirements of the Federal Immigration and Nationality Act and Buyer will provide on or before Closing Date properly completed Form I-9s regarding the residency status of all employees of the Seller.

         3.16 EMPLOYEE BENEFITS.

         (a) EMPLOYEE BENEFIT PLANS AND BENEFIT PROGRAMS OR AGREEMENTS. Schedule 3.16(a) provides a description of each of the following, which is sponsored, maintained, or contributed to by Seller for the benefit of the employees or former employees of the Seller:

         (i) Each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including those employee benefit plans that may be exempt from some or all of the provisions of ERISA (the "Plans"); and

         (ii) Each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice, or understanding which is not described in
Section 3.16(a)(i) ("Benefit Programs or Agreements").

         The Seller agrees that on the Closing Date, all Active Employees and Inactive Employees of the Seller who participate in the Seller's 401(k) plan shall become fully vested (i.e., 100%), with respect to all Seller matching contributions or non-elective contributions under such 401(k) plan. Except for the Active Employees and the Inactive Employees, no other participants or former participants shall have any rights under this Agreement in relation to such Seller 401(k) plan.

         (b) EMPLOYEE BENEFIT PLAN COMPLIANCE.

         (i) Seller does not contribute to nor does it have an obligation to contribute to, nor has Seller at any time within six (6) years prior to the Closing Date contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of Section 3(37) of ERISA;

         (ii) There are no actions, suits, or claims pending (other than routine claims for benefits) or to the Seller's knowledge threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

         (iii) Seller has never maintained a Plan subject to Title IV of ERISA;

         (iv) There is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the Internal Revenue Service or the Department of Labor;

         (c) NO ADDITIONAL SEVERANCE. Seller is not a party to any agreement, nor has it established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for Seller upon termination of such services, that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

         3.17 LITIGATION. There is no Claim by a third party against Seller or before any Governmental Authority pending or, to the knowledge of Seller, threatened against or involving Seller or the Business, which would be likely to have a material adverse effect on the financial condition, assets or operations of Seller or the ability to consummate the transactions contemplated by this Agreement. Further, Seller is not aware of any basis for any such claim to be asserted against it or affecting the Purchased Assets or the Business.

         3.18 NO CONDEMNATION OR EXPROPRIATION. (a) Neither the whole nor any portion of the Leased Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed; (b) to the Seller's knowledge, there are no pending applications, ordinances, petitions, resolutions or other matters before any Governmental Authority having jurisdiction to act on zoning changes which would prohibit the use of the Purchased Assets or possession of the Leased Property; and (c) there are no improvements installed or disclosed by any public authority to any part of the Leased Property, the cost of which might be assessed against the Purchased Assets, the Leased Property or the Seller.

         3.19 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. Except for requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and filing and recording appropriate documents as provided by the laws of the State of Tennessee relating to conveyances of interests in real estate, if any, no material consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required in order to convey and transfer the Purchased Assets.

         3.20 NON-GOVERNMENTAL CONSENTS. Except for and as will be set forth in
Schedule 3.20, no material consent of any non-governmental person will be necessary to the conveyance and transfer of the Purchased Assets, including consents from any banks, secured lenders or parties to Assigned Contracts.

         3.21 COMPLIANCE WITH LAW. To Seller's knowledge, Seller has complied in all material respects with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over Seller, including all such laws, regulations and requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, employment plans and benefits, ERISA, pension, securities and trading-with the-enemy matters. Seller has not received any notification of any asserted present or past failure by Seller to comply with such laws, rules or regulations which would be likely to have a material adverse effect on the financial condition, assets or operations of Seller.

         3.22 ENVIRONMENTAL PROTECTION. Except as otherwise described in
Schedule 3.22:

         (i) To Seller's knowledge, all storage, disposal, handling, generation, production, manufacture, refinement, transportation to other sites, production or treatment of Hazardous Substances by Seller has been in all material respects in compliance with all applicable Environmental Laws. To the knowledge of Seller, there has been no actionable "Release," nor threat of Release, as that term is defined under CERCLA, of any kind from or at the Leased Property, or into the environment surrounding the Leased Property, or any property adjacent to the Leased Property, of any Hazardous Substances. The term "Hazardous Substances" shall include petroleum products, radon, flammable explosives, asbestos, polychlorinated biphenyls and/or hazardous substances within the meanings specified by any applicable local, state or federal statute, regulation, rule, policy, procedure, decision, order and directive promulgated thereunder now in effect with respect to environmental protection including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 ET SEQ. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 ET seq. ("RCRA"), the Hazardous Materials Transportation Act, as amended; The Toxic Substances Control Act, as amended; the Occupational Safety and Health Act ("OSHA"), Hazard Communication Standard, C.F.R. Section 1910.1200 ET SEQ.; the Federal Water Pollution Control Act, as amended; the Solid Waste Disposal Act, as amended; the Clean Air Act, as amended, and other federal or applicable state and municipal laws, ordinances, policies or regulations now in effect concerning land use, zoning, water pollution, groundwater, wetlands protection, asbestos, petroleum products, air pollution, solid wastes, hazardous wastes, industrial waste, spills or other releases of toxic or hazardous substances, transportation of hazardous substances, materials and wastes and occupational or employee health and safety ("Environmental Laws"). To the knowledge of Seller, no asbestos fibers or materials, urea-formaldehyde foam insulation, lead, radon or polychlorinated biphenyls are on or in the Leased Property and no claim has been made with respect thereto;

         (ii) The Leased Property is not being used (nor, to the Seller's knowledge, has it previously been used) for the treatment, collection, storage or disposal of any refuse, solid waste, industrial waste or objectionable wastes so as to require a permit or approval from the United States Environmental Protection Agency or the Tennessee Department of Environment and Conservation;

         (iii) The Leased Property is not used (nor, to the Seller's knowledge, has it previously been used) for the generation, transportation, treatment, storage and disposal of any Hazardous Substance in violation of RCRA or other Environmental Laws;

         (iv) To Seller's knowledge, no portion of any of the Leased Property is located on or over a "sanitary landfill" or an "open dump" within the meaning of RCRA;

         (v) Seller has not installed any underground storage tanks at or beneath any of the Leased Property and, to Seller's knowledge, there are no underground storage tanks located at or beneath any of the Leased Property;

         (vi) No person has pursued a claim against Seller for impaired health due to any violations of applicable Environmental Laws regarding the indoor air quality of the Leased Property and, to the knowledge of the Seller, there are no existing violations of applicable Environmental Laws regarding the indoor air quality of the Leased Property;

         (vii) The Permits listed on Schedule 1.01(h) and identified as environmental permits are all written permits, licenses and consents issued by or received from local, state, federal or foreign governmental agencies relating to environmental matters ("Environmental Permits") which are held by Seller and which relate to the Business or the Leased Property and the operation of the Business and, to the knowledge of Seller, such Environmental Permits are all of the permits which are necessary to conduct the Business as presently conducted in compliance with all applicable Environmental Laws. To the knowledge of Seller, Seller is in compliance with such Environmental Permits. Seller has not received any notice of any violations of any Environmental Laws or Environmental Permits, and there have been no known violations of said Environmental Laws or Environmental Permits by Seller, which in each case or the aggregate would be likely to have a material adverse effect on the Business, the Leased Property or the Purchased Assets. To the knowledge of Seller, there are no proposed or pending changes in Environmental Laws or in the Environmental Permits that would materially increase the present costs of compliance with such laws or materially change any methods of operation of the Business;

         (viii) All written reports of environmental site assessments or internal audits relating to environmental matters prepared within the last six
(6) years, by, for or on behalf of Seller and all citations, orders and decrees issued within the last five (5) years by or with any governmental agency with the respect to the treatment, storage or disposal of Hazardous Substances or with respect to air, water and noise pollution concerning the Leased Property have already been provided to Buyer. Seller has not received notification pursuant to CERCLA or any other Environmental Laws of any potential liability with respect to the cleanup of any waste disposal site at which it has disposed of any Hazardous Substances or fill or with respect to any other alleged violation of any of the Environmental Laws, which in each case or in the aggregate would be likely to have a material adverse effect on the Business, the Leased Property or the Purchased Assets. There are no actions, suits, claims or proceedings pending or, to the knowledge of Seller, threatened against the Seller, which could cause the occurrence of expense or costs of any nature or description or would seek money damages, injunctive relief, remedial action or any other remedy that arises out of, or relates to, or results from (i) violation or alleged violation of any applicable Environmental Law or noncompliance or alleged noncompliance with an Environmental Permit with respect to the Leased Property; (ii) the presence of any Hazardous Substance or Release or the threat of a Release on, at or from the Leased Property or, to the knowledge of Seller any property adjacent to the Leased Property; or (iii) human exposure to any Hazardous Substance, noises, vibrations, or nuisances of whatever kind to the extent the same arise from the condition of the Leased Property or the operation, sale, transfer or conveyance thereof;

         (ix) Except as previously disclosed to Buyer and as set forth in the survey of the Leased Property delivered to Buyer, no part of the Leased Property lies in an area designated as wetlands as defined under existing law; and

         (x) The Seller has conducted its operations at the premises which relate to the Warehouse Lease in all material respects in compliance with all Environmental Laws. Further, the operations of the Seller at the premises which relate to the Warehouse Lease do not involve the handling, storage or disposal of Hazardous Substances outside the normal course of the Business and in violation of any laws or in any manner which could create liability under any Environmental Laws.

         3.23 BROKERS AND FINDERS. With the exception of a fee payable by Seller to Kensington Capital Partners Limited, whose fee shall be paid by Seller, neither Seller (or any of its Affiliates) nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         3.24 DISCLOSURE. No representations or warranties by Seller in this Agreement and no statement contained in any document (including, financial statements and the Schedules), certificate, or other writing furnished or to be furnished by Seller to Buyer pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain in any material respect any untrue statement of fact or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading, and there is no fact known to Seller that materially adversely affects the Business or its operations and/or properties which has not been set forth in this Agreement or otherwise disclosed hereunder.

         3.25 WORK-IN-PROCESS. Except as set forth in Schedule 3.25, to the knowledge of Seller, Seller's work-in-process, including the die work-in-process, is capable generally of being processed or finished at ordinary costs and pursuant to applicable purchase order terms and conditions and all commitments related thereto.

         3.26 COMPUTER SYSTEM. The computer system utilized for the Business (other than the software described in Schedule 1.03(g)) and the Seller's operation of the same is included in the Purchased Assets and is self-contained at the Plant. Other than as disclosed in Schedule 1.03(g), no additional licenses (except for licenses fully paid for and assigned under this Agreement to Buyer) are required from third parties to exercise any rights with respect to any of such computer software. To the knowledge of the Seller, the computer system and software utilized in the Business and included in the Assets is Year 2000 compliant.

         3.27 NO LIABILITIES. Except for (i) liabilities or obligations which are disclosed or reserved against in the Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business subsequent to the date of the Financial Statements, (iii) liabilities or obligations disclosed in this Agreement, or which by the terms of this Agreement are permitted to be excluded, and (iv) liabilities or obligations not required by generally accepted accounting principles to be disclosed or reserved against on the Financial Statements or the Closing Balance Sheet, Seller has no liabilities or obligations relating directly to the Business.

         3.28 FINANCIAL STATEMENTS. The Initial Balance Sheet and income statement of Seller as of December 31, 1999 have been provided to Buyer and are identified herein as the "Financial Statements". The Financial Statements are unaudited and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial position of Seller as at such date, and the results of the operations for such period and fairly set forth the information purported to be shown therein.

         3.29 CUSTOMERS. Schedule 3.29 sets forth with respect to the Business
(a) the names of all customers of Seller that ordered goods and services from Seller with an aggregate value for each such customer of One Million Dollars ($1,000,000) or more during the twelve (12) month period ended May 31, 2000 ("Significant Customers") and (b) the amount for which each such Significant Customer was invoiced during such period. Other than matters of general economic or political nature which affect the Business and the general economy and/or matters disclosed in Schedule 3.29, Seller has not received any written notice nor does Seller have any knowledge that any Significant Customer of Seller (i) has ceased, or will cause to discontinue, the use of the products, goods or services of the Business, (ii) has substantially reduced or will substantially reduce, the use of products, goods or services of the Business or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of the Seller and/or relating to the Business, including in each case after the consummation of the transactions contemplated hereby. To the knowledge of the Seller, no Significant Customer of the Seller has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

         3.30 SUPPLIERS; RAW MATERIALS. Schedule 3.30 sets forth (a) the names of all suppliers (including any Affiliates of Seller) to the Business from which the Seller ordered raw materials, supplies, merchandise and other goods and services for the Business with an aggregate purchase price for each such supplier of Five Hundred Thousand Dollars ($500,000) or more during the twelve
(12) month period ended May 31, 2000 ("Significant Supplier") and (b) the amount for which each such Significant Supplier invoiced the Seller during such period. Other than matters of general economic or political nature which affect the Business and the general economy, Seller has not received any written notice nor has any knowledge that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such Significant Supplier will not sell raw materials, supplies, merchandise and other goods to the Buyer at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Seller, subject to general and customary price increases. To the knowledge of the Seller, no Significant Supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

         3.31 PRODUCT WARRANTIES. There are no pending or, to Seller's knowledge, threatened claims with respect to any product or service warranty, and, to Seller's knowledge, Seller has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

         3.32 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Seller nor to Seller's knowledge, any officer, employee or agent of Seller, or any other person acting on their behalf, has directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction relating to the Business) (i) which subjected or might have subjected Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) for any of the purposes described in Section 162(c) of the Code or (iii) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

         3.33 OPERATION OF THE BUSINESS. Seller has directly conducted the Business and not through any other divisions or any direct or indirect subsidiary or Affiliate of Seller and no part of the Business is operated by Seller through any entity other than Seller.

         3.34 ABSENCE OF CHANGES. Except as set forth in Schedule 3.34, since December 31, 1999, the Seller has conducted the Business only in the ordinary and normal course consistent with prior practice and none of the following have occurred or been entered into relating to the Business and/or the Purchased
Assets:

         (a) any material adverse change or material change in the Business, the Purchased Assets, the Leased Property or financial condition of the Business;

         (b) any obligation or liability except as otherwise disclosed under this Agreement (whether absolute, accrued, contingent or otherwise, whether due or to become due), except current liabilities for trade or business obligations incurred by Seller in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice, none of which liabilities, individually or in the aggregate, could have a material adverse effect on the Business;

         (c) any payment, discharge or satisfaction of any lien other than those then required to be discharged or satisfied, or payment of any obligation or liability (whether absolute, accrued, contingent or otherwise, whether due or to become due), other than liabilities incurred since December 31, 1999 in the ordinary course of business consistent with prior practice;

         (d) any mortgage, pledge or lien in respect to the Leased Property or the Purchased Assets held in connection with the Business other than in the ordinary course consistent with past practice;

         (e) any sale or lease or other disposition of any of the Purchased Assets or the Leased Property, except for Inventory sold in the ordinary course of business;

         (f) receipt of any notice of termination of any Assigned Contract or any damage, destruction or loss (whether or not covered by insurance), which, individually or in the aggregate, has or will have a material adverse effect on the Business, the Purchased Assets, the Leased Property or the financial condition of the Business;

         (g) other than in the ordinary course of business or as previously disclosed in writing by Seller to Buyer, any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable to the employees of Seller or, to the knowledge of Seller, paid or agreed or orally promised to be paid, conditionally or otherwise, any payment or obligation incurred relating to any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of the payment of the same to any shareholder, director, officer, employee, salesman, distributor or agent of Seller relating to the Business;

         (h) any pending petitions before the National Labor Relations Board to certify a union as a collective bargaining representative, any actual or, to the knowledge of Seller, threatened employee strikes, union-organized work stoppages, slowdowns or lockouts, or any material adverse change in Seller's relations with its employees, agents, customers or suppliers;

         (i) any failure to replenish the Seller's Inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of the Business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or any change in Seller's selling, pricing, advertising or personnel practices inconsistent with Seller's prior practice and prudent business practices prevailing in the industry;

         (j) except as disclosed in Schedules 1.04(c) and 1.01(i), any capital expenditures or capital additions or improvements in excess of an aggregate of Fifty Thousand Dollars ($50,000);

         (k) institution of, settlement of or agreement to settle, any litigation, action or proceeding before any court or governmental body relating to the Business or the Purchased Assets or the Leased Property other than in the ordinary course of business consistent with past practices; or

         (l) any transaction, contract or commitment other than in the ordinary course of business or by reason of this Agreement or the transactions contemplated hereby.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

         Buyer represents and warrants to Seller as follows and acknowledges that Seller is relying on such representations and warranties in connection with the sale of the Purchased Assets:

         4.01 CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Buyer has heretofore delivered to Seller complete and correct copies of the Charter and By-Laws as presently in effect.

         4.02 AUTHORIZATION; ENFORCEABILITY. Buyer has full corporate power and authority to enter into this Agreement and all agreements contemplated to be entered into in connection with this Agreement and to carry out the transactions contemplated hereby and thereby. The Board of Directors of Buyer has taken all action required by law, its Charter and By-Laws or otherwise to authorize the execution and delivery of this Agreement and the performance of transactions contemplated hereby, and this Agreement and all agreements contemplated hereunder are and/or will be when executed valid and binding agreements of Buyer enforceable in accordance with their terms.

         4.03 NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the Charter or By-Laws of Buyer or, to the knowledge of Buyer, violate, or be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Buyer is a party or by which Buyer is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority by which Buyer is bound, or to which its property is subject.

         4.04 NO CONSENTS. Except for any consent or approval required under the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any other person (other than the consent of Buyer's Board of Directors that has already been obtained) is required in connection with the execution, delivery and performance of this Agreement by Buyer.

         4.05 LITIGATION. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving Buyer which would reasonably be likely to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. Further, Buyer is not aware of any basis for any such claim to be asserted against it or affecting the Buyer

         4.06 BROKERS AND FINDERS. Except for Donaldson, Lufkin & Jenrette, whose fee shall be paid by Buyer, neither Buyer nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                         PRE-CLOSING COVENANTS OF SELLER
                         -------------------------------

         Pending the Closing, Seller hereby covenants and agrees with Buyer as follows:

         5.01 FULL ACCESS. Seller shall afford to Buyer, its counsel, accountants and other representatives full access at reasonable times to the Plant and the records of Seller in a manner which does not interfere with the normal business operation of the Business. At Buyer's request, Seller will cooperate with Buyer in organizing meetings with key employees, customers, suppliers, sales representatives, distributors and other persons involved in the Business in the presence of a representative of Seller in order that Buyer may have full opportunity to make such investigations as it shall desire to make of the affairs of Seller. If requested by Buyer on not less than three (3) Business Days' notice, Seller will cause its officers, accountants and investment bankers to furnish such additional financial and operating data and other information as Buyer shall reasonably request from time to time, PROVIDED, HOWEVER, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Seller.

         5.02 ANTITRUST LAWS. Within ten (10) Business Days after the execution of this Agreement, Seller and Buyer and their respective Affiliates shall make any and all filings which are required under the HSR Act. Seller will furnish to Buyer such necessary information and reasonable assistance as Buyer may request in connection with its preparation of necessary filings or submissions to any governmental agency, including any filings necessary under the provisions of the HSR Act. Seller will supply Buyer copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Seller or its representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Seller and Buyer agree to comply at the earliest practical date with any request for additional information received by either party or their respective Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Trustee pursuant to the HSR Act The HSR Act filing fee shall be split equally between the parties with Buyer paying the full fee to the Federal Trade Commission and Seller reimbursing Buyer one-half (1/2) of the fee so paid.

         5.03 CONDUCT OF BUSINESS OF THE SELLER PRIOR TO THE CLOSING DATE.

         Without in any way limiting any other obligations of Seller hereunder, during the period from the date hereof to the Closing, Seller shall:

         (a) conduct the Business only in the ordinary and normal course consistent with past practice and Seller shall not enter into any transaction or do or refrain from doing any action which, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of Seller contained herein, without the prior written consent of Buyer;

         (b) take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the transfer of the Purchased Assets to the Buyer and the execution and delivery of this Agreement and the other documents contemplated hereby and to cause all necessary meetings of directors and shareholders of Seller to be held for such purpose;

         (c) use reasonable efforts to satisfy the conditions contained in
Article XI; and

         (d) not (i) increase the compensation payable or to become payable by the Seller to any officer, consultant or employee thereof, or increase any bonus, insurance, pension or other employee benefit plan, or increase any payment plan, payment or arrangement made to, for or with any employees, or (ii) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person or to amend any of such plans or any of such agreements in existence on the date hereof.

         5.04 RISK OF LOSS. To the extent that (i) any tangible property of Seller being transferred to Buyer hereunder or (ii) all or any part of the Leased Property is destroyed or damaged by fire or other casualty or is condemned or taken by any Governmental Authority or otherwise acquired pursuant to eminent domain authority during the period from the execution of this Agreement to the Closing Date, Seller shall bear the risk of loss. In the event of such loss, Buyer shall, at its option either, (A) require Seller to repair or restore such property to its condition prior to damage or destruction; or (B) require Seller to pay to Buyer, as soon as practical after an appropriate investigation has been made to determine the extent of the loss, the insurance or condemnation proceeds, if any, received by Seller, or (C) if such loss or damage is of such nature and to such extent that, in the opinion of Seller's engineer or architect (i) the cost of repair or restoration will exceed $2.5 million, or (ii) the period of time to make such repair or restoration exceeds 90 days, then Buyer may within five (5) days after the occurrence of such damage, elect to terminate this Agreement and obligations hereunder.

         5.05 SUBSEQUENT EVENTS. Seller shall promptly notify Buyer in writing of the existence or happening of any fact, event or occurrence which materially or adversely alters the accuracy or completeness of any representation or warranty set forth in this Agreement.

                                   ARTICLE VI

                         PRE-CLOSING COVENANTS OF BUYER
                         ------------------------------

         6.01 ANTITRUST LAWS. Within ten (10) working days after the execution of this Agreement, Buyer and Seller and their respective Affiliates shall make any and all filings which are required under the HSR Act. Buyer will furnish to Seller such necessary information and reasonable assistance as Seller may request in connection with its preparation of necessary filings or submissions to any governmental agency, including any filings necessary under the provisions of the HSR Act. Buyer will supply Seller copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Buyer or its representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand with respect to this Agreement and the transactions contemplated hereby. Seller and Buyer agree to comply at the earliest practical date with any request for additional information received by either party or their respective Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act.

                                   ARTICLE VII

                          CONFIDENTIALITY AND PUBLICITY
                          -----------------------------

         7.01 CONFIDENTIALITY. Each party hereto will hold and will cause its employees, directors and agents and advisors to hold in strict confidence, unless compelled to disclose (i) in response to a valid subpoena or a judicial or administrative order or, (ii) in the opinion of its counsel, by other requirements of law; provided, however, that for the purposes of clauses (i) and
(ii), the disclosing party shall give notice to the other party of such disclosure as far in advance of such disclosure as is reasonably practicable and ensure that only such information as is necessary to comply with the disclosing parties' obligations under clause (i) or (ii), as applicable, is disclosed all documents and information concerning the other party furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such party, or (ii) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof) shall be returned to the other party immediately upon the written request of such other party. Seller acknowledges that Shiloh Industries, Inc. is the ultimate parent of Buyer and that such corporation is a publicly traded company subject to the laws and regulations enforced by the United States Securities and Exchange Commission. Seller agrees that it will not take or knowingly allow any shareholder, officer, director, agent, or representative of Seller to take any action which is a violation of any federal or state securities laws, including any improper purchase or sale of the securities issued by Shiloh Industries, Inc. or disclosure of information hereunder.

         7.02 PUBLICITY. Prior to the Closing Date no public announcement or other publicity regarding the transactions referred to herein shall be made by Buyer, Seller or any of the respective affiliates, officers, directors, employees, representatives or agents, except as required by law, the rules of any stock exchange or any governmental authority in each case, without the prior written approval of both Buyer and Seller as to form, timing and manner of distribution or publication; PROVIDED, HOWEVER, that nothing in this Section
7.02 shall prevent such parties from disclosing this Agreement and discussing such transactions with those persons whose approval, consent, agreement or opinion, as the case may be, is required for consummation of this Agreement.

                                  ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF SELLER
                       -----------------------------------

         Each and every obligation of Seller under this Agreement to be performed on or before the Closing shall be subject to the satisfaction by Buyer, on or before the Closing, of each of the following conditions, unless waived in writing by Seller:

         8.01 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Buyer contained in this Agreement shall be in all material respects true, complete and accurate at the Closing Date as if such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

         8.02 PERFORMANCE. Buyer shall have performed and complied with all agreements, obligations, covenants, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

         8.03 RECEIPT OF CONSENTS. Buyer shall have obtained all consents of Buyer's secured and/or unsecured lenders and other third parties required for Buyer to purchase the Purchased Assets.

         8.04 NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which prohibits the purchase of the Purchase Assets by Buyer.

         8.05 NO INJUNCTION. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as provided or imposing any conditions prohibiting the sale and purchase of the Purchased Assets.

         8.06 HSR ACT WAITING PERIODS. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired and no court or any other governmental entity shall have issued an order restraining or prohibiting the transactions herein contemplated; no governmental entity shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other governmental entity that seeks to restrain or prohibit consummation of the transactions contemplated hereby or impose material damages or penalties in connection therewith; and neither the United States Department of Justice nor the Federal Trade Commission (or their representatives) shall have requested, orally or in writing, that Seller delay or postpone the closing.

         8.07 OPINION OF COUNSEL. Buyer shall have delivered to Seller an opinion of counsel to Buyer dated as of the Closing Date, in the form reasonably acceptable to the Seller.

         8.08 CERTIFICATES. Buyer shall have furnished Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Seller.

         8.09 ASSIGNMENT AND ASSUMPTION AGREEMENT. Simultaneously with the Closing, the parties shall execute and deliver agreements of assignment and assumption substantially in the forms attached hereto as Exhibit 8.09 (the "Assignment and Assumption Agreements").

         8.10 NON-COMPETITION AGREEMENT. Simultaneously with the Closing, Buyer and its shareholder shall enter into a Non-Competition Agreement with the Seller related to the Exposed Bumper Business of the Seller (as defined therein), substantially in the form attached hereto as Exhibit 8.10.

         8.11 GUARANTY. Before the Closing, Shiloh Industries, Inc. shall execute and deliver to Seller, a guaranty of the obligations of the Buyer under this Agreement.

         8.12 ASSIGNMENT AND ASSUMPTION OF LEASE. Simultaneously with the Closing, the parties shall execute and deliver an agreement of assignment and assumption of the Lease substantially in the form attached hereto as Exhibit
8.12 and the Seller shall use its reasonable efforts to obtain from the Landlord the form of estoppel certificate attached thereto (the "Assignment and Assumption of Lease Agreement").

         8.13 TRANSITION SERVICES AGREEMENT. Simultaneously with the Closing, the parties shall execute and deliver a transition services agreement in a form acceptable to the parties acting reasonably (the "Transition Services Agreement").

         8.14 CORPORATE ACTION. Buyer shall have delivered to Seller on or prior to the Closing Date, certified resolutions of the Board of Directors of Buyer authorizing Buyer to consummate the transaction contemplated hereunder.

                                   ARTICLE IX

                       CONDITIONS TO OBLIGATIONS OF BUYER
                       ----------------------------------

         Each and every obligation of Buyer under this Agreement to be performed on or before the Closing shall be subject to the satisfaction by Seller, on or before the Closing, of each of the following conditions, unless waived in writing by Buyer:

         9.01 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Seller contained in this Agreement shall be in all material respects true, complete and accurate at the Closing Date as if such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

         9.02 PERFORMANCE. The Seller shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing, including the assignment of the Leased Property and compliance with all of the covenants set forth in Article V of this Agreement.

         9.03 RECEIPT OF CONSENTS. Seller shall have received all consents of Seller's secured and/or unsecured lenders and other third parties required for Seller to transfer and convey the Purchased Assets.

         9.04 NO GOVERNMENT PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which prohibits the purchase of the Purchase Assets by Buyer.

         9.05 NO INJUNCTION. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions prohibiting the sale and purchase of the Purchased Assets.

         9.06 HSR ACT WAITING PERIODS. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired and no court or any other governmental entity shall have issued an order restraining or prohibiting the transactions herein contemplated; no governmental entity shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other governmental entity that seeks to restrain or prohibit consummation of the transactions contemplated hereby or impose material damages or penalties in connection therewith; and neither the United States Department of Justice nor the Federal Trade Commission (or the representatives) shall have requested, orally or in writing, that Buyer delay or postpone the closing.

         9.07 OPINION OF SELLER'S COUNSEL. Seller shall have delivered to Buyer an opinion of counsel to Seller dated as of the Closing Date, in the form reasonably acceptable to the Buyer.

         9.08 CORPORATE ACTIONS. Seller shall have delivered to Buyer on or prior to the Closing Date certified resolutions of the Board of Directors and Shareholders of Seller authorizing Seller to consummate the transactions contemplated hereunder.

         9.09 CERTIFICATES. Seller shall have furnished Buyer with such certificates of its respective officers and others to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by Buyer.

         9.10 ASSIGNMENT AND ASSUMPTION AGREEMENTS. Simultaneously with the Closing, the parties shall execute and deliver the Assignment and Assumption Agreements.

         9.11 NON-COMPETITION AGREEMENTS. Simultaneously with the Closing, the Seller and A.G. Simpson Automotive Inc. shall enter into a Non-Competition Agreement with Buyer substantially in the form attached hereto as Exhibit 9.11.

         9.12 GUARANTY. Before the Closing, A.G. Simpson Automotive Inc. shall execute and deliver to Buyer, a guaranty of the obligations of Seller under this Agreement.

         9.13 ASSIGNMENT AND ASSUMPTION OF LEASE. Simultaneously with the Closing, the parties shall execute and deliver the Assignment and Assumption of Lease Agreement.

         9.14 TRANSITION SERVICES AGREEMENT. Simultaneously with the Closing, the parties shall execute and deliver the Transition Services Agreement.

         9.15 CERTAIN AGREEMENTS. Effective as of the Closing Date, subject to the completion of the Closing, Seller shall cause A.G. Simpson Co. Limited to transfer the laser welder to Buyer free and clear of any and all liens and encumbrances, via the Laser Welder Bill of Sale. To the extent third party consents are needed to transfer the laser welder free and clear to Buyer, Seller shall obtain the same on or before the Closing Date.

         9.16 NO MATERIAL ADVERSE CHANGE. Since December 31, 1999, there has not been any material adverse change in the Lease, the Business, the Purchased Assets, or the Assumed Liabilities.

         9.17 TRANSFER DOCUMENTS. Seller shall have delivered to the Buyer on or before the Closing Date in proper form for recording where appropriate, the Bill of Sale related to the Purchased Assets, the Laser Welder Bill of Sale, assignments and other good and sufficient instruments of transfer conveying and transferring to Buyer the entire right, title and interest of Seller in and to the Purchased Assets, the laser welder and the Lease as provided in this Agreement (the "Transfer Documents"), in form and substance reasonably satisfactory to Buyer's counsel; PROVIDED, HOWEVER, that to the extent that it is determined by the parties hereto that additional Transfer Documents are required, the condition set forth in this Section 9.17 shall be deemed satisfied if such additional Transfer Documents are delivered by Seller to Buyer on or prior to the Closing Date.

         9.18 INSURANCE CERTIFICATE. Seller shall have delivered to the Buyer on or before the Closing Date a certificate of insurance relating to the insurance coverage set forth in Section 14.03 hereof.

                                    ARTICLE X

                   CAPITAL AND PROGRAM EXPENDITURE COMMITMENTS
                   -------------------------------------------

         Seller shall have delivered to Buyer on or before the Closing Date, evidence that $2,722,000 of capital program spending, capital tooling and prototype expenditures and $637,000 of plant related capital expenditures (such aggregate amount of $3,359,000 being referred to as the "CPE Amount") have been either paid in full by the Seller to the appropriate vendors or suppliers, or will be accrued in the Closing Balance Sheet. To the extent that the CPE Amount has not been so paid by Seller on or before Closing, or will not be accrued in the Closing Balance Sheet, there shall be a dollar for dollar decrease in the Purchase Price for each dollar of the CPE Amount unpaid or unaccrued, as the case may be (the "Additional Program and Capital Adjustment"). Any amount accrued under this Article X shall be a valid accrual for purposes of the Working Capital Adjustment.

                                   ARTICLE XI

                      EMPLOYEE AND EMPLOYEE BENEFIT MATTERS
                      -------------------------------------

         11.01 EMPLOYEE MATTERS. Except as otherwise indicated in this Article XI, all capitalized terms used in this Article XI shall be as defined in Section
3.16 or as otherwise defined in this Agreement.

         11.02 EMPLOYEES. Schedule 11.02(i) contains a complete and accurate list of the names of all individuals who are either on leave under the Family and Medical Leave Act of 1993 or the Tennessee Maternity Leave Act, or who are active full-time or part-time or individuals engaged on Contract to provide employment services or other agents, of the Seller specifying the date hired, title or classification, status, and rate of salary or hourly pay or bonus entitlement (if any) for each such employee, agent, consultant or representative (the "Active Employees"). Schedule 11.02(ii) lists all employees of Seller who, for any reason, other than leave under the Family Medical Leave Act of 1993 or the Tennessee Maternity Leave Act are not Active Employees of the Seller ("Inactive Employees").

         11.03 OFFER OF EMPLOYMENT TO ACTIVE EMPLOYEES. (a) Subject to the consummation of the transaction contemplated by this Agreement on the Closing Date, Buyer shall offer employment to all Active Employees of Seller, effective as at the Effective Time, on terms and conditions, including seniority, which in the aggregate are no less favorable to such Active Employees than the terms and conditions applicable to their employment with the Seller prior to the Effective Time, provided that such Active Employees accurately fill out and complete the applicable and appropriate employment application forms and paperwork provided by the Buyer to such Active Employee.

         Any offer of employment contemplated by this Section 11.03 is conditional upon such Active Employee passing any applicable drug screening or background check that the Buyer may require of such Active Employees.

         Nothing in this paragraph however guarantees such Hired Employee's employment with the Buyer for any period of time or alters a Hired Employee's status as an at will employee. No Active Employee, Inactive Employee, Hired Employee or former employee of Seller or of any of its Affiliates shall be entitled to any rights under this Section 11.03 or under any other provision of this Agreement.

         (b) Seller shall continue to employ its Active Employees until the Effective Time except for any such Active Employee who, at any time prior to the Effective Time (i) is terminated for cause, (ii) voluntarily resigns, (iii) retires, or (iv) dies.

         (c) Subject to the consummation of the transaction contemplated by this Agreement, Buyer shall offer employment to all Active Employees listed in
Schedule 11.02(i). Each Active Employee who accepts Buyer's offer of employment and who becomes employed by Buyer after the Effective Time, shall be referred to in this Agreement as a hired employee ("Hired Employee").

         (d) Notwithstanding the foregoing, Buyer expressly reserves the right to evaluate its work force needs and the work force needs of the Business and to terminate the employment of any Hired Employee after the Effective Time.

         (e) Seller shall be responsible for all payments of salary and wages and benefits up to the Effective Time, to all Active Employees, Inactive Employees and former employees of

Seller, whether contingent, accrued, or otherwise, including those provided under the Plans, the Benefit Programs or Agreements or any other employee plans and/or programs of Seller.

         (f) Subject to the consummation of the transaction contemplated by the Agreement, if any Inactive Employee of the Seller listed in Schedule 11.02(ii) within one (1) year of the Closing Date, complies with the conditions set forth in Sections 11.03(a) the Buyer shall offer such Inactive Employee of the Seller employment with the Buyer, provided that such Inactive Employee is capable generally of performing, with or without reasonable accommodations, the essential job functions of his or her previously held position with the Seller (provided that such position exists with the Buyer) or of any then existing job vacancy/position of the Buyer. Furthermore, to the extent any of the Inactive Employees are disabled under the terms of the Americans with Disabilities Act, the Buyer will consider in a manner consistent with the Americans with Disabilities Act, whether to offer employment to such disabled Inactive Employee even after the one (1) year period set forth in subparagraph (f) has expired. Each Inactive Employee hired by the Buyer as provided under this paragraph (f) shall also be referred to herein as a "Hired Employee".

         (g) Buyer shall be responsible for the failure to extend offers of employment to or the failure to continue the leave of the Active Employees of Seller listed on Schedule 11.02(i) who are on leave under the Family Medical Leave Act of 1993 or the Tennessee Maternity Leave Act.

         11.04 Seller is responsible for any and all liabilities, obligations and notifications relating to or required under the Worker Adjustment Retraining and Notification Act ("WARN") (and/or any applicable Tennessee plant closing law) and applicable to the Business and its Active Employees, Inactive Employees and former employees up to and including the Effective Time. Buyer is responsible for any and all liabilities, obligations and notifications relating to or required under WARN (and/or any applicable Tennessee plant closing law) and applicable to the Business and the Hired Employees or other employees of Buyer after the Effective Time.

         Notwithstanding the above, no plant closing, reduction in operations, permanent or temporary shut down of a single site of employment or mass lay off of Hired Employees by Buyer (as defined by WARN) (or any applicable Tennessee plant closing law) with respect to the Business or the Purchased Assets are contemplated by the Buyer from the date after the Effective Time through the sixty-first day (61) after the Effective Time.

         11.05    BENEFITS.

          (a) WELFARE PLANS. Seller's Welfare Plans shall be liable for any and all claims for benefits by Active Employees, Inactive Employees or former employees for covered expenses incurred, or attributable to events that occurred, on or prior to the Effective Time, and Buyer's Welfare Plans shall be liable for any and all claims for benefits by Hired Employees for covered expenses incurred after the Effective Time to the extent such expenses are attributable to events that occurred after the Effective Time. Without limiting the above, Buyer is not assuming any liabilities or obligations under any of Seller's disability plans or Welfare Plans, including any verbal promises for post-retirement medical benefits.

         (b) NONQUALIFIED RETIREMENT AND DEFERRED COMPENSATION PLANS. Buyer is not assuming any liabilities or obligations of Seller for any retirement benefits to Active Employees, Inactive Employees or former employees of Seller, whether or not applicable to the Plans, the Benefit Programs or the Agreements.

         (c) VACATION, SICK LEAVE, AND PAID TIME OFF. Buyer is not assuming any liabilities or obligation under any Seller PTO Plans. Seller's PTO Plans shall be liable for any and all claims for benefits by Active Employees, Inactive Employees or former employees for covered expenses incurred or attributable to events that occurred on or prior to the Effective Time, and Buyer's PTO Plans shall be liable for any and all claims for benefits by Hired Employees for covered expenses incurred after the Effective Time to the extent such expenses are attributable to events that occurred after the Effective Time and relate to Buyer's operation of the Business after the Effective Time.

         (d) WORKERS' COMPENSATION. Seller's workers' compensation plans and/or programs shall be liable for any and all covered claims for workers' compensation benefits by Active Employees, Inactive Employees or former employees of Seller to the extent such claims are for injuries that occurred or diseases that are attributable to events prior to the Effective Time, and Buyer's workers' compensation plans or programs shall be liable for any and all covered claims for workers' compensation benefits by the Hired Employees to the extent such claims are for injuries that occurred or diseases which are attributable to events after the Effective Time. Schedule 11.05(d) is a list of all Active Employees, Inactive Employees and former employees of Seller who filed for workers' compensation benefits which are still active and all persons who have filed applications for workers' compensation benefits which have not been concluded as of the Effective Time.

         (e) COBRA. Seller shall cause to be provided to all Active Employees, Inactive Employees and former employees of Seller notice and/or sufficient medical, mental health, vision, dental, and other group health plan benefits to satisfy the obligations, if any, of Seller under the continuation of coverage provisions described in Section 4980B of the Code and Sections 601 through 608 of ERISA and any similar continuation of health coverage provisions under applicable state law. Schedule 11.05(e) is a list of all Active Employees, former employees, or Inactive Employees of Seller who are receiving or who may be eligible to receive

COBRA benefits as of the Effective Time. Buyer is not assuming any COBRA obligations or COBRA responsibility of Seller regarding any Active Employees, Inactive or former employees.

                                   ARTICLE XII

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
           -----------------------------------------------------------

         12.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Seller in Article III hereof, or by Buyer in Article IV hereof, shall survive the Closing Date hereunder and any investigation at any time made by or on behalf of the other party for a period of twenty-four (24) months following the Closing Date, after which time all representations and warranties made by the parties herein or pursuant hereto shall expire, terminate and be of no further force and effect and any suit, proceeding, Claim for indemnity or other action by any party against another based on any alleged breach of any representation or warranty contained in Article III or Article IV must be brought or made in writing within such twenty-four (24) month period provided that the representations and warranties contained in Sections 3.07 shall not expire and that the representations and warranties contained in
Section 3.11 shall survive the Closing Date until one day after the expiration of any applicable statute of limitations in respect of the Tax matters contemplated therein. The covenants and agreements of the parties to be performed after the Closing including those set forth in this Article XII and Articles XI and XIV hereof shall not merge and shall survive in accordance with their respective terms.

         12.02 STATEMENTS AS REPRESENTATIONS. All statements of fact contained in any certificate, schedule, list, instrument or exhibit document or other writing delivered pursuant to Articles III or IV of this Agreement shall be deemed representations and warranties within the meaning of Section 12.01 hereof.

         12.03 INDEMNIFICATION BY SELLER. (a) Seller shall indemnify, defend and save harmless Buyer from any and all Losses suffered or incurred by Buyer as a result of or arising directly or indirectly out of or in connection with:

         (i) any breach by Seller of or any inaccuracy in any material respect of any representation or warranty of Seller contained in Article III or in any instrument, certificate or other document delivered pursuant thereto (provided that Seller shall not be required to indemnify or save harmless Buyer in respect of any such breach or inaccuracy of any representation or warranty unless Buyer shall have provided notice to Seller in accordance with Section 12.03(c) on or prior to the expiration of any applicable time period related to such representation and warranty);

         (ii) any material breach or non-performance in any material respect by Seller of any covenant or obligation to be performed by Seller which is contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto;

         (iii) any liabilities, obligations or commitments of Seller (whether accrued, contingent or otherwise) related to the Purchased Assets, the Business, Taxes, the Lease, or the Assigned Contracts, existing at or attributable to events that occurred on or prior to the Effective Time, excluding the Assumed Liabilities (the exclusion of the Assumed Liabilities does not negate in any way the indemnification obligations of Seller to Buyer in this Section 12.03(a) including the indemnification obligations set forth in the first part of this subsection 12.03(a)(iii));

         (iv) any liabilities, obligations or commitments of Seller (whether accrued, contingent or otherwise) related to the Plans, the Benefit Programs and Agreements, the Seller's Welfare Plans, the Seller's PTO Plans, the Seller's COBRA obligations, and the Seller's disability and workers' compensation plans;

         (v) the operation of the Business prior to the Effective Time, including in respect of which product liability Claims, warranty Claims and other Claims with respect to quality, suitability or compliance with specifications on orders of such products may be made by customers of the Business or other persons or any failure of the Seller to pay, satisfy and discharge, perform or fulfill any of the Excluded Liabilities or obligations thereunder;

         (vi) any event occurring or any condition existing at or prior to the Effective Time relating to the Business, the Lease, the Warehouse Lease or the Purchased Assets which now or hereafter constitutes a violation of, or gives rise to any liability, under any Environmental Laws; and

         (vii) any Claims by the Active Employees, Inactive Employees or former employees of Seller including those relating to their employment with the Seller or any obligation thereunder, except that Seller shall not be required to indemnify and hold harmless Buyer from and against any Losses suffered or incurred by Buyer as a result of any disability discrimination Claim by any Inactive Employee arising out of or relating to Buyer not offering such Inactive Employee employment.

         (b) INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and save harmless Seller from any and all Losses suffered or incurred by Seller as a result of or arising directly or indirectly out of or in connection with:

         (i) any breach by Buyer of or any inaccuracy in any material respect of any representation or warranty of Buyer contained in Article IV or in any instrument, certificate or other document delivered pursuant thereto (provided that Buyer shall not be required to indemnify or save harmless Seller in respect of any breach or inaccuracy of any representation or warranty unless Seller shall have provided notice to Buyer in accordance with Section 12.03(c) on or prior to the expiration of the applicable time period related to such representation and warranty in any material respect;

         (ii) any breach or non-performance in any material respect by Buyer of any covenant or obligation to be performed by Buyer which is contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto;

         (iii)    any Assumed Liabilities;

         (iv) any liabilities, obligations or commitments of Buyer (whether accrued, contingent or otherwise), including those related to the Purchased Assets, Taxes, the Business, the Lease, the Assigned Contracts or the Hired Employees of Buyer occurring and/or attributable to events occurring after the Effective Time;

         (v) the operation of the Business after the Effective Time, including in respect of which product liability Claims, warranty Claims and other Claims with respect to the quality, suitability or compliance with specifications or orders of such products may be made by customers of the Business or other persons or any failure by Buyer to pay, satisfy, discharge, perform or fulfil any of the Assumed Liabilities or any obligations or liabilities under the Lease;

         (vi) any event occurring or any condition occurring after the Effective Time relating to the Lease, the Warehouse Lease or the Purchased Assets which now or hereafter constitutes a violation of, or gives rise to any liability under, any Environmental Laws;

         (vii) any Claims by the Hired Employees relating to their employment after the Effective Time with the Buyer or any obligations thereunder; and

         (viii) any Claims by employees with respect to the hiring process conducted by Buyer or the terms of the offer of employment (including, that such offers of employment may be conditional) to such employees by Buyer pursuant to this Agreement.

         (c) NOTICE OF CLAIM. In the event that any party (the "Indemnified Party") shall assert a First Party Claim or become aware of any Third Party Claim in respect of which the other party (the "Indemnifying Party") has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly, within ten (10) days after receipt of such First Party Claim or Third Party Claim, give notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim asserted by a third person against the Indemnified Party (a "Third Party Claim") or whether the Claim is asserted by the other party (a "First Party Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

         (i)      the factual basis for the Claim; and

         (ii)     the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim within the above-mentioned ten (10) day period so as to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

         (d) FIRST PARTY CLAIMS. With respect to any First Party Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have sixty (60) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such sixty (60) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. If the parties disagree as to the validity and amount of such Claim, the Indemnified Party may pursue any and all rights or remedies available to said Indemnified Party as provided under this Agreement and/or applicable law.

         (e) THIRD PARTY CLAIMS. With respect to any Third Party Claims, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. Subject to Section 12.03(f), if the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in, but not control, the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses or cross claims). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control. In such event, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim, and all costs and expenses and liabilities related to such Third Party Claim shall be paid by the Indemnifying Party.

         (f) SETTLEMENT OF THIRD PARTY CLAIMS. If the Indemnifying Party fails to assume control of the defense of any Third Party Claim in accordance with
Section 12.03(e), the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed, and the Indemnifying Party shall pay all costs and expenses related to such Third Party Claim and/or settlement.

         (g) COOPERATION. The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

         (h) MONETARY LIMIT ON INDEMNIFICATION. No Claim shall be made pursuant to Sections 12.03(a)(i) or (ii) or 12.03(b)(i) or (ii) until the aggregate Losses suffered or incurred by the Indemnified Party in respect of all matters which could be the subject of such a Claim (collectively, the "Representation Losses") exceed $500,000 and, if such Representation Losses exceed $500,000 then the Indemnified Party shall be entitled to make a Claim for Representation Losses only in excess of $250,000. An Indemnifying Party shall have no liability to indemnify an Indemnified Party for any Representation Losses after the aggregate successful Claims made by such Indemnified Party for Losses suffered or incurred by it exceed $10,000,000 (the "Cap"); provided, however, that in the event that Buyer makes a Claim pursuant to Section 12.01(a)(i) against Seller for a breach of the representation and warranty contained in Section 3.07(a), the Cap shall not apply and Seller shall be liable for the full amount of the aggregate successful Claims made by Buyer against Seller in respect thereof.

         (i) EXCLUSIVITY. The provisions of this Article XII shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a Claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the terms and conditions of this Agreement.

                                  ARTICLE XIII

                                   TERMINATION
                                   -----------

         13.01 METHODS OF TERMINATION. The transactions contemplated herein may be terminated at any time but not later than the Closing Date:

         (a) By mutual consent of the Buyer and Seller; or

         (b) By the Buyer on the Closing Date, if any of the conditions to Buyer's obligations provided for in Article IX of this Agreement shall not have been met or waived in writing by Buyer prior to such date; provided that Buyer may also bring an action against Seller for damages (other than consequential damages) suffered by Buyer where the non-performance or non-fulfilment of the relevant condition is as a result of a breach of covenant, representation or warranty by Seller; or

         (c) By the Seller on the Closing Date, if any of the conditions to Seller's obligations provided for in Article VIII of this Agreement shall not have been met or waived in writing by Seller prior to such date; provided that Seller may also bring an action against Buyer for damages (other than consequential damages) suffered by Seller where the non-performance or non-fulfilment of the relevant condition is as a result of a breach of covenant, representation or warranty by Buyer; or

         (d) By the Buyer if the Closing Date has not occurred by September 8, 2000; or

         (e) By the Seller if the Closing Date has not occurred by September 8, 2000.

         13.02 PROCEDURE UPON TERMINATION. In the event of termination by the Buyer or by the Seller, or both, pursuant to Section 13.01 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by Buyer or Seller except as hereinafter provided in subparagraphs (a) and (b) below. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

         (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

         (b) All confidential information received by any party hereto with respect to the business of any other party or its subsidiaries shall be treated in accordance with Section 7.01 hereof;

                                   ARTICLE XIV

                             POST-CLOSING COVENANTS
                             ----------------------

         14.01 PHONE NUMBERS. Seller shall request the telephone company to assign all telephone numbers of Seller, including 800 numbers, to Buyer as of the Closing Date and Seller shall not use said phone numbers after the Closing Date.
         14.02. CUSTOMER AND VENDOR ISSUES. After the Effective Time, Seller shall cooperate with Buyer on customer and vendor issues and matters which evolve after the Effective Time, related to the transfer of the Business and the Purchased Assets to Buyer and the operation of the Business by the Buyer after the Effective Time.

         14.03 INSURANCE COVERAGE. Seller will obtain or will provide evidence that one of its Affiliates maintains insurance coverage and applicable policies which will provide adequate occurrence based coverage for warranty, products liability, negligence, and other similar causes of action, which coverage shall remain in effect for the applicable statute of limitations period.

         14.04 PAYMENTS FOR TRANSFER TAX AND TITLE INSURANCE. Seller shall pay 50% of (i) the aggregate amount paid by Buyer in respect of Transfer Taxes pursuant to Section 1.08, and (ii) cost of the leasehold owners title insurance policy in respect of the Leased Property pursuant to Section 1.01(k). Such payments shall be due and payable by Seller by certified check made payable to Buyer in immediately available funds within ten (10) Business Days after the Seller receives an invoice, together with supporting documentation, in respect of such amounts.

         14.05 AUDIT OF FINANCIAL STATEMENTS. Following the Closing, the Seller shall cooperate with the Buyer as may be reasonably requested by the Buyer in order to permit the Buyer's auditors to audit the Financial Statements.

         14.06 FURTHER ASSURANCES. Seller will, from time to time after the Closing, upon the reasonable request of Buyer and at Buyer's expense, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required to transfer to and to vest in Buyer all right, title, and interest of Seller in and to the Purchased Assets, the Laser Welder and the Leased Property.

                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS
                            ------------------------

         15.01 DEFINED TERMS. Schedule 1.00 attached hereto sets out definitions for the various capitalized terms used herein. Unless the context otherwise requires, all capitalized terms used in this Agreement (including the recitals hereto) will be interpreted in accordance with the definitions provided therefore in Schedule 1.00.

         15.02 SCHEDULES. The following Schedules are attached to and form part of this Agreement:

         Schedule 1.00      --  Definitions
         Schedule 1.01(a)   --  Machinery and Equipment
         Schedule 1.01(f)   --  Transferred Intellectual Property
         Schedule 1.01(h)   --  Permits
         Schedule 1.01(i)   --  Assigned Contracts
         Schedule 1.01(k)   --  Leased Property
         Schedule 1.03(c)   --  Customer Tooling (Excluded Asset)
         Schedule 1.03(g)   --  Excluded Software
         Schedule 1.03(k)   --  Nissan Bumper Business
         Schedule 1.03(l)   --  Excluded Rights
         Schedule 1.04(c)   --  Capital Expenditures
         Schedule 2.01      --  Initial Working Capital Statement
         Schedule 3.05(a)   --  Inventory
         Schedule 3.05(b)   --  Tooling Inventory
         Schedule 3.07      --  Permitted Encumbrances
         Schedule 3.08      --  Plant and Equipment

         Schedule 3.10      --  Lease
         Schedule 3.11      --  Taxes
         Schedule 3.13      --  Employee Commitments
         Schedule 3.15      --  Labor Matters
         Schedule 3.16(a)   --  Employee Plans
         Schedule 3.20      --  Consents
         Schedule 3.22      --  Environmental
         Schedule 3.25      --  Work-in-Process
         Schedule 3.29      --  Significant Customers
         Schedule 3.30      --  Significant Suppliers
         Schedule 3.34      --  Absence of Changes
         Schedule 11.02(i)  --  Active Employees
         Schedule 11.02(ii) --  Inactive Employees
         Schedule 11.05(d)  --  Workers Compensation Employees
         Schedule 11.05(e)  --  COBRA Employees


         15.03 EXHIBITS. The following Exhibits are attached to and form part of this Agreement.

         Exhibit 1.05(c)    --  Working Capital Escrow Agreement
         Exhibit 1.05(d)    --  Indemnity Escrow Agreement
         Exhibit 1.07(b)    --  Bill of Sale
         Exhibit 8.09       --  Agreements of Assignment and Assumption
         Exhibit 8.10       --  Buyer's Non-Compete Agreement
         Exhibit 8.12       --  Assignment and Assumption of Lease Agreement
         Exhibit 9.11       --  Seller's Non-Compete Agreement

         15.04 ARTICLES, SECTIONS AND HEADINGS. The division of this Agreement into Articles, sections, subsections, paragraphs and Exhibits and Schedules and the insertion of headings and an index are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The Schedules attached hereto and the Exhibits thereto form part of this Agreement. Unless otherwise specified herein, any reference herein to an Article, section, subsection, paragraph or Schedule refers to the specified Article, section, subsection or paragraph of or Schedule to this Agreement. In this Agreement, the terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular part, Article, section, subsection, paragraph or other provision hereof.


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


         15.05 NUMBER AND GENDER. In this Agreement, words importing the singular shall include the plural and vice versa and words importing one gender shall include all genders.

         15.06 INCLUSION. Where the word "include", "includes" or "including" is used in this Agreement, it means "include", "includes" or "including", in each case, "without limitation".

         15.07 CONSENTS AND APPROVALS. Except to the extent a contrary intention is expressly set forth herein, whenever a party is to provide its approval of or consent to an action, condition or event, such approval or consent shall not be unreasonably withheld or delayed.

         15.08 CALCULATION OF DAYS. Unless otherwise specified in this Agreement, time periods within or following which a payment is to be made or other action is to be taken hereunder shall be calculated by including the day on which the period commences and excluding the day which ends the period.

         15.09 BUSINESS DAYS. Unless otherwise specified herein, whenever any payment to be made or other action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

         15.10 COMPUTATION OF TIME PERIODS. Unless otherwise specified herein, in the computation of a period of time from a specified date to a later date, the word "from" means "from and including" and the words "to" and "until" mean "to but excluding".

         15.11 TIME OF ESSENCE. Time shall be of the essence of this Agreement.

         15.12 CURRENCY. Unless otherwise specified, all dollar amounts referred to herein are expressed in U.S. dollars.

         15.13 ACCOUNTING PRINCIPLES. Any reference in this Agreement to generally accepted accounting principles refers to United States generally accepted accounting principles, consistently applied.



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


         15.14 DISCLOSURE UNDER SCHEDULES. The identified exceptions and disclosures of Seller under a specific section of Article III shall be deemed to be exceptions and disclosures for all other sections of Article III.

         15.15 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions thereof, and each provision is hereby declared to be separate, severable and distinct.

         15.16 WAIVER OF JURY TRIAL. Each party hereto hereby waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or counsel of the other party has represented expressly or otherwise that the other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this section.

         15.17 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified and supplemented by written agreement of the Seller and Buyer, or by their respective officers authorized by such Boards of Directors, at any time prior to the Closing with respect to any of the terms contained herein.

         15.18 WAIVER OF COMPLIANCE. Any failure of Seller, on the one hand, or Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the President or other authorized officer of Buyer or Seller, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         15.19 EXPENSES. Whether or not the transactions contemplated by this Agreement shall be consummated, Seller agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by Seller and Buyer agrees that subject to Section 14.04 all fees and expenses incurred by it in connection with this Agreement shall be borne by Buyer, including as to Seller or Buyer, all fees of counsel, investment bankers, actuaries and accountants.

         15.20 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand transmitted by fax, or sent by certified or registered mail with postage prepaid, or by nationally recognized overnight delivery service, addressed as follows:

         (a)      If to Seller, to:

                  A.G. Simpson Co. Limited
                  675 Progress Avenue
                  Scarborough, Ontario M1H ZW9
                  Attn: Keith H. Wettlaufer and Bruce Linton



         (b)      If to Buyer, to:

                  Shiloh Industries, Inc., Dickson Manufacturing Division c/o Shiloh Industries, Inc.
                  5389 West 130th Street
                  Cleveland, Ohio  44130-1094
                  Attn: John F. Falcon, Craig A. Stacy and Mark Theisen

                  with a copy to:

                  Wegman, Hessler, Vanderburg & O'Toole
                  6055 Rockside Woods Boulevard, Suite #200
                  Cleveland, Ohio  44131
                  Attn:  Steven E. Pryatel, Esq.

         Any such notice, request, demand or other communication shall be deemed to have been given and received on the day on which it was personally delivered or transmitted by fax, receipt confirmed (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing or, if couriered overnight, on the next following Business Day; provided, however, that, if at the time of mailing or within three
(3) Business Days thereafter there is or occurs a labor dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of telecopier as aforesaid. Either party may change its address for service at any time by giving notice to the other party in accordance with this
Section 15.20.

         15.21 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a party hereto without the prior written consent of the other party, except by operation of law and except that Buyer may assign its rights, but not its obligations, under this Agreement to any subsidiary of Buyer. If such assignment shall be made by Buyer, such subsidiary shall be entitled to all of the rights and shall assume all of the obligations of Buyer hereunder, PROVIDED, HOWEVER, that Buyer shall not be released from its obligations hereunder by any such assignment and, upon the request of Seller, shall confirm in a separate written agreement, reasonably acceptable in form and substance to Seller, Buyer's continuing direct obligations hereunder.

         15.22 GOVERNING LAW AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. The parties hereby consent and agree that jurisdiction and venue for any claim or cause of action arising under or related to this Agreement shall be properly and exclusively in the state or federal court located in Nashville, Tennessee, and expressly waive any and all rights which they may have, or which may hereafter arise, to contest the propriety of such choice of jurisdiction and venue, or to invoke the doctrine of Forum Non Conveniens. The parties recognize that the provisions of this paragraph are a material factor in their decision to enter into this contract. Each party hereto further irrevocably consents to the service of process outside of the territorial jurisdiction of the State or Federal Court located in Nashville, Tennessee by mailing copies thereto by registered or certified mail requiring a return receipt of delivery, postage prepaid. Nothing herein shall affect the right to serve process in any other manner permitted by law. Each party hereto hereby further irrevocably agrees that any final judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of such judgment.

         15.23 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.24 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, the Schedules and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including the Letter of Intent.

         15.25 NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

         15.26 EXHIBITS AND SCHEDULES. The Exhibits and Schedules attached hereto and the other documents delivered pursuant heretofore are hereby made a part of this Agreement as if set forth in full herein. The Schedules and all Exhibits shall be updated by Seller in writing at any time prior to the Closing Date (i) to reflect events occurring between the date of this Agreement and the Closing Date and (ii) to correct any prior errors or omissions.



                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed all as of the day and year first above written.

In the Presence of:                         A.G. SIMPSON (TENNESSEE) INC.


Witness:                                    By: /s/Keith H. Wettlaufer
                                                --------------------------------
                                                Keith H. Wettlaufer,
/s/Authorized Signatory                         Secretary
--------------------------------


/s/Authorized Signatory                     By: /s/Rob Simpson
---------------------------------               --------------------------------
                                                Rob Simpson   , Director
                                                --------------

                                                                       "Seller"



                                            SHILOH INDUSTRIES, INC. DICKSON
                                               MANUFACTURING DIVISION

Witness:                                    By: /s/John F. Falcon
                                                --------------------------------
                                                John F. Falcon, President
/s/Mark Theisen
----------------------------------

                                                                        "Buyer"